Second Amendment to Employment Agreement

Between Sandy Spring Bancorp, Inc., Sandy Spring Bank and Daniel J. Schrider

Dated January 1, 2009

THIS AMENDMENT, made and entered into as of the 7th day of March, 2013, by and between Sandy Spring Bancorp, Inc. (the “Bancorp”), Sandy Spring Bank (the “Bank”) and Daniel J. Schrider (the “Executive”).

WHEREAS, the Bancorp, the Bank and the Executive entered into an employment agreement, dated as of January 1, 2009 (the “Agreement”); which was amended by the parties as of November 1, 2009; and

WHEREAS, the Bancorp, the Bank and the Officer desire to amend the Agreement to eliminate the gross-up provision related to excess parachute payments potentially made in connection with a change in control; and

WHEREAS, Section 8.8 of the Agreement provides that the parties may amend the Agreement by a written instrument from time to time.

ACCORDINGLY, the Agreement is hereby amended, effective as of the date first set forth above as follows:

Section 5.3 of the Agreement is deleted in its entirety and replaced with the following new Section 5.3:

“5.3 Contingent Reduction of Parachute Payments.

If there is a change in ownership or control that would cause any payment or distribution by the Bancorp or the Bank or any other person or entity to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive will receive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar less than the amount of the Payments that would subject Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes a “deferral of compensation” within the meaning of and subject to Section 409A of the Code (“Nonqualified Deferred Compensation”), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment. If any Payment constitutes Nonqualified Deferred Compensation or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved. All determinations required to be made under this Section 5.3, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by Bancorp or the Bank (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by Bancorp and the Bank. Any determination by the Accounting Firm shall be binding upon Bancorp, the Bank and Executive.”

IN WITNESS WHEREOF, the parties have caused this amendment to the Agreement to be duly executed and delivered, as of the date first indicated above.

SANDY SPRING BANCORP, INC.

By:	/s/ Robert L. Orndorff
Robert L. Orndorff
Chairman of the Board

SANDY SPRING BANK

By:	/s/ Robert L. Orndorff
Robert L. Orndorff
Chairman of the Board

EXECUTIVE

/s/ Daniel J. Schrider
Daniel J. Schrider